Joint Filing Agreement
     In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G with respect to the units representing limited partner interests in Legacy Reserves LP. This Joint Filing Agreement shall be included as an exhibit to such filing or filings. In evidence thereof, each of the undersigned hereby executes this Joint Filing Agreement as of this 14th day of February, 2008.

MBN MANAGEMENT LLC
By:	/s/ Steven H. Pruett
	Name:	Steven H. Pruett
	Title:	President and Chief Financial Officer

MBN PROPERTIES LP By: MBN Management LLC its general partner

By:	/s/ Steven H. Pruett
	Name:	Steven H. Pruett
	Title:	President and Chief Financial Officer